Exhibit 11.1
STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
--------------------------------------------------------------------------------

                                                       1997             1996            1995
                                                   -----------      -----------     -----------
Shares outstanding at beginning of year              9,695,768        9,595,768       9,639,768

Issuance of common stock                                  --            100,000            --

Repurchase and retirement of common stock              (25,500)            --           (44,000)
                                                   -----------      -----------     -----------

Shares outstanding at end of year                    9,670,268        9,695,768       9,595,768
                                                   ===========      ===========     ===========

Weighted average common shares outstanding           9,683,341        9,671,932       9,603,878
                                                   ===========      ===========     ===========

Net earnings                                       $     7,570      $     9,748     $    11,409
                                                   ===========      ===========     ===========

Earnings per common share                          $      0.78      $      1.01     $      1.19
                                                   ===========      ===========     ===========

In May 1995, the Board of Directors declared a four-for-one stock split effected in the form of a stock dividend. Par value remained at $.01 per share. All share and per share amounts have been restated to retroactively reflect the stock split.